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                                                                 Exhibit 10.10.1



                 MUTUAL DATABASE LICENSE AND MARKETING AGREEMENT

            This Mutual Database License and Marketing Agreement (this "Agreement"), dated as of February 1, 2001, by and between Traffix, Inc. ("Traffix"), a Delaware corporation with an office at One Blue Hill Plaza, Pearl River, NY 10965, and Naviant Marketing Solutions, Inc. ("Naviant"), a Delaware corporation with an office at 14 Campus Boulevard, Suite 200, Newtown Square, PA 19073-3279.

                                    RECITALS

            Traffix is engaged in marketing and management of permission-based proprietary and affiliate databases. Naviant is engaged in precision marketing services for web marketers. Traffix and Naviant have access to certain consumer data that they wish to share. The parties also desire to share certain data that they obtain in the future. In addition, the parties would like to maximize the breadth of the permission to market to these data files, minimize the cost of obtaining future data, and maximize the revenue that they can generate from such data. The parties wish by this Agreement to set forth the terms and conditions by which they would work together to achieve these objectives.

            NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1.    Naviant Registration Page.

            a. Design and Permission Statement. Traffix will assist Naviant to redesign the recommended template for its affinity marketing registration pages/application (the "Naviant Affinity Reg Pages"). To the extent permitted by Naviant's third-party registration customers, Naviant will modify its Naviant Affinity Reg Pages so that end-users who are offered and select to display Naviant Affinity Reg Pages will have the opportunity, by a pre-checked box, to elect to receive via e-mail both Traffix's GroupLotto offers and Naviant's offers. The permission questions shall specifically refer to the GroupLotto permission statement (the "Permission Statement") which will be broadly written to cover, at a minimum, all GroupLotto offers, Naviant offers, and related third-parties.

            b. Data to be Shared. For all individuals who elect to receive any Traffix offers presented on any Naviant Affinity Reg Pages, Naviant shall provide Traffix, on a daily basis, the following


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                  information (in each case to the extent available and
                  permitted by Naviant's third-party registration customers): full name, home address with city, state and zip code, e-mail address, sex, telephone number and birth date.

      2. Affinity Marketing Referral. Each party agrees to give reasonable consideration to affinity marketing partners introduced by the other party during the Term. During the Term, each party shall pay a commission equal to ) {Confidential portion omitted and filed separately with the Commission} of the Net Revenue received from offers presented on such party's affinity marketing websites by an affinity marketing partner introduced by the other. Each party shall provide detailed reporting weekly (and summary reporting monthly) for all offers relating to affinity marketing partners originated by the other party, and payments from such activities shall be due to the party owed 30 days after payment is received in respect of such offer. For the purposes of this Agreement, "Net Revenue" shall mean gross revenue less third-party brokerage and sales commissions.

      3. License to GroupLotto Database. Traffix owns a registered-user database of persons who have elected to receive GroupLotto offers (estimated to be approximately 5,000,000 records in the U.S. with e-mail and other related address information, as such may be modified and updated from time to time, the "GroupLotto Database"). Traffix hereby represents and warrants that: (i) it has sufficient right and title to the GroupLotto Database to license the GroupLotto Database to Naviant as provided herein; (ii) the GroupLotto Database has been and will be collected and licensed hereunder in compliance with (a) all federal, state and local laws, statutes, rules, regulations and ordinances including, without limitation, the Fair Credit Reporting Act (15 U.S.C.Sections1681-1681t), as such act may be amended, modified or supplemented from time to time), including all applicable privacy and data protection laws, rules and regulations, and (b) all regulations, rules and policies published by the Direct Marketing Association and imposed on its members;
            (iii) the GroupLotto Database is comprised of records relating to persons who have registered on-line; (iv) the GroupLotto Database contains, at a minimum, the following fields: first name, last name, birth date, mailing address (including street, number, city, state and zip code), e-mail address, date of registration and permissioning information; and (v) the data in the GroupLotto Database was collected pursuant to the privacy/permissioning policies and/or statements set forth on Exhibit A hereto. Traffix hereby grants, and Naviant hereby accepts, a world-wide, non-exclusive license for the Term (except with respect to following clause (D), which shall be perpetual) to use the GroupLotto Database for (A) sublicensing the GroupLotto Database (in whole or in part) to


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            Naviant's clients for the exclusive purpose of appending data from the GroupLotto Database to Naviant's clients' customer databases,
            (B) sending marketing messages (for itself or on behalf of others) to persons in the GroupLotto Database, through any means and medium (limited to no more than the mathematical equivalent of two times the whole file in any month), (C) flagging its databases to facilitate the dispatch of marketing messages by Traffix (for Naviant or on behalf of Naviant's clients) to persons in the GroupLotto Database, through any means and medium, and (D) to process the information in the GroupLotto Database with and against databases Naviant owns or licenses in order to permanently record in Naviant's High Tech Household database (the "HTHH") information regarding any matches. Naviant's use of the GroupLotto Database shall be subject to the following restrictions: (i) Naviant shall not disclose, directly or indirectly, the source of the GroupLotto Database or any of its elements; (ii) in its use of the GroupLotto Database, Naviant shall comply with all federal, state and local laws, statutes, rules, regulations and ordinances including, without limitation, the Fair Credit Reporting Act (15 U.S.C.SectionSection1681-1681t, as such act may be amended, modified or supplemented from time to time); (iii) (except as provided herein) unless otherwise permitted by Traffix, Naviant shall not sell, provide or otherwise make available, the GroupLotto Database, or any information derived either in whole or in part therefrom, or any copies of the foregoing, to any third party for any purpose;
            (iv) Naviant shall use the GroupLotto Database only in connection with reputable marketing programs. On or before February 10, 2001, and monthly thereafter during the Term, Traffix shall deliver one copy of the GroupLotto Database in its current form to a location and in a format reasonably designated by Naviant. Naviant shall owe Traffix the following royalties in respect of the license contained in this Section 3:

            a. For uses and/or licenses of the GroupLotto Database pursuant to license clauses (A): {CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION}.

            b. For uses and/or licenses of the GroupLotto Database pursuant to license clauses (B) and (C): {CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION} provided that Naviant shall owe no additional fees in respect of delivery of such messages or receipt of standard reports relating thereto.

            c.    For use of the GroupLotto Database pursuant to license clauses
                  (D): {CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION}.

               Naviant shall provide detailed reporting monthly for all activity relating to use and/or sublicense of the GroupLotto Database pursuant to Section 3, and payments from such activities shall be due to Traffix


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            30 days after such payment is received in respect of such use/
            sublicense.

      4. Limited License to HTHH. For each new record added to the HTHH Database pursuant to the license granted in clause (D) of Section 3, Naviant hereby grants to Traffix, and Traffix hereby accepts a one-year (measured from the time such data is provided to Client) non-exclusive non-transferable license to the Household Income, Age (of head of household), Age and Sex (of family members), Presence of Children, Household Size, Dwelling Unit Type, Length of Residence, Area Code, Telephone Number and Hispanic Surname fields of such HTHH records, where available, solely for (and only to the extent of ) Traffix's own internal use in the United States for Traffix's own sales and marketing purposes, subject to Traffix's compliance with the following use restrictions: (i) Traffix shall not disclose, directly or indirectly, the source of the HTHH or any of its elements; (ii) in its use of the HTHH, Traffix shall comply with all federal, state and local laws, statutes, rules, regulations and ordinances including, without limitation, the Fair Credit Reporting Act (15 U.S.C.SectionSection1681-1681t, as such act may be amended, modified or supplemented from time to time); (iii) unless otherwise permitted by Naviant, Traffix shall not sell, provide or otherwise make available, the HTHH, or any information derived either in whole or in part therefrom, or any copies of the foregoing, to any third party for any purpose; (iv) Traffix shall use the HTHH only in connection with reputable marketing programs. Within 30 days of Naviant's receipt of any GroupLotto database (but not more frequently than once per month, Naviant shall deliver one copy of the records of the HTHH licensed to Traffix pursuant to this Section 4 to a location and in a format reasonably designated by Naviant. The license in this Section 4 shall be {CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION} so long as Traffix complies with the other terms and conditions of this Agreement.


      5. Joint Acquisition of Records. Traffix will use its best efforts to purchase (and/or receive appropriate perpetual licenses of) additional database information (each, a "New Database") from third parties for joint ownership by Traffix and Naviant. Provided that the New Database records contain at least full name, postal address, age/birth date, date of acquisition, and sufficient permissioning information, Traffix shall have the authority to set any additional requirements for such New Databases (e.g., unique to the GroupLotto Database, minimum age, data fields and such other standards that Traffix deems appropriate). Naviant and Traffix agree that, upon payment of any required fees or royalties pursuant to this Section, each shall have equal ownership of (or license to) the New Databases. Within ten days of its receipt of any New Database conforming to the terms of this



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            Section 5, Traffix shall deliver (or cause the controller or such
            New Database to deliver) one copy of the such New Database to a location and in a format reasonably designated by Naviant. Naviant and Traffix agree to share equally the cost of acquiring rights to each New Database pursuant to this Section 5, provided that (a) both parties have unrestricted ownership of (or perpetual license to) such New Database (with any restrictions being subject to both parties' prior approval), (b) the cost of acquiring each record in such New Database does not exceed {CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION}, and (c) Naviant's obligation with respect thereto does not exceed {CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION}per month. Notwithstanding the foregoing, Naviant's obligation to pay for any New Database records shall be reduced (on a record-for-record basis) to the extent that unique new GroupLotto registered users/members are accepted by Traffix pursuant to Section 1 of this Agreement. Traffix shall bill Naviant monthly in arrears, and such payments shall be due within seven days of Naviant's receipt thereof. The parties agree to discuss on a monthly basis any payment offsets which may be generated with respect to payments due under this Agreement.

      6. Cookie Setting. At Naviant's request, Traffix agrees to either (i) redirect those persons who register for its offers (or for whom Traffix otherwise has an IP connection supporting the setting of cookies or similar devices) to a web site maintained by Naviant, at which web site Naviant shall be permitted to set cookies (or similar devices) for the benefit of Naviant, or (ii) use commercially reasonable efforts to deploy such technology as is necessary for Traffix to set cookies (or similar devices) for the benefit of Naviant. Each party covenants to provide such access and assistance, and make such technical modifications, as is reasonably requested by the other to effect the foregoing. In exchange for the rights afforded Naviant pursuant to this Section 6, Naviant shall pay Traffix {CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION} (or similar device) set by Naviant (or by Traffix for Naviant) pursuant to this Section 6. After implementation of the redirect process described in this Section 6, Naviant shall provide detailed reporting monthly for all activity relating this Section 6, and payments from such activities shall be due to Traffix within 30 days of receipt of such report.

      7. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other party and its affiliates (the "Indemnified Party") from all damages, liabilities and expenses (and all legal costs including attorneys' fees, court costs, expenses and settlements resulting from any action or claim) (collectively, "Losses"), arising out of, connected with, or resulting in any way from


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            (a) any misrepresentation or breach of any warranty, covenant or agreement made by the Indemnifying Party in this Agreement, (b) if Traffix is the Indemnifying Party, any allegation that the possession, distribution or use by Naviant of the GroupLotto Database infringes an intellectual property right; provided, however, that no such obligation shall arise unless (i) the Indemnified Party gives the Indemnifying Party written notice of the claim in a timely manner after it receives actual notice, and (ii) the Indemnified Party cooperates with the Indemnifying Party in defending any such action. Notwithstanding anything contained herein to the contrary, neither party shall be liable or required to indemnify the other party for such other party's gross negligence or intentional wrongdoing. The Indemnifying Party shall have the right at its expense to employ counsel reasonably acceptable to the Indemnified Party to defend against the claim but not to settle the claim. If the Indemnifying Party does not avail itself of the opportunity to defend against or resist the claim or proceeding within 30 days after receipt of notice thereof (or such shorter time specified in the notice as circumstances may dictate), the Indemnified Party shall be free to investigate, defend, compromise, settle or otherwise dispose of the claim or proceeding and be reimbursed for all costs associated therewith by the Indemnifying Party.

      8. Press Release. Naviant and Traffix agree to collaborate on the development of a public announcement of this Agreement. Such announcement shall only be made in a form and at a time agreed by both parties. Each party may use the other's name and logo for promotional purposes; however, each party's use must be in conformity to the other party's guidelines and sound commercial practices and that such use make no representation beyond the scope of this Agreement.

      9.    Term and Termination.

            a. This Agreement will commence on the date hereof and shall expire 24 months thereafter, unless terminated sooner as provided below.

            b. Either party may terminate this Agreement for any reason upon 60 days notice, provided such notice may not be given within 12 months of the date hereof.

            c. Either party may terminate this Agreement (i) upon the other party's material breach or default of a term of this Agreement which is not cured within 30 days of receipt of notice of such breach or default from the non-defaulting party; (ii) if the other party ceases doing business.


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                  Upon termination or expiration of this Agreement for any
                  reason, (i) Naviant shall promptly return to Traffix all copies of the GroupLotto Database in its possession, (ii) Traffix shall promptly return to Naviant all copies of the HTHH in its possession, and (iii) the parties shall issue final reports and invoices with respect to amounts owed hereunder within 60 days.

            10. Arbitration. All disputes, including without limitation claims of breach of contract, fraud in the inducement and negligence, shall be referred to binding arbitration, in New York City, NY, in accordance with the then-current Commercial Rules of Arbitration of the American Arbitration Association. The decision of the arbitrator will be final, binding and non-appealable, and an award thereon may be enforced in any court of competent jurisdiction. The parties will share equally the costs and expenses of the arbitrator, but will bear their separate costs and expenses of the arbitration proceeding, including legal fees. Either party may seek judicial relief to compel the other party to comply with the provisions of this Section.

            11. Audit. Each party shall maintain current, accurate and complete books and records regarding the performance of this Agreement. During the Term, and for a period of two years thereafter, either party may, either itself or through a third party, up to two times per year, examine, inspect, audit and copy such books and records and any source documents pertaining hereto to determine the others's compliance with the terms and conditions of this Agreement. Such audit shall be conducted at the auditing party's sole cost and expense; provided, however, if such audit reveals that the audited party materially failed to comply with this Agreement, the audited party shall, in addition to promptly curing such non-compliance, reimburse the auditing party for the expense of such audit.

            12.   Miscellaneous.

                  a. Relationship of the Parties. Nothing in this Agreement shall be construed as creating any joint venture, partnership or agency relationship between the parties for any purpose whatsoever including, but not limited to, state or foreign taxation law or any other purpose, or as constituting either party as the legal representative of the other, and neither party shall have the right or the authority to assume, create or incur any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other. No party shall use the other party's name to imply any endorsement, sponsorship or affiliation with the other, except as otherwise provided in the Agreement.


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                  b.    Notices. Any notice hereunder shall be deemed to have
                        been given and received when personally delivered in writing, the next business day after being sent via overnight express courier, or five (5) business days after it has been deposited in United States mail, registered mail, return receipt requested, postage pre-paid, properly addressed to the other party at their address on the first page of this Agreement.

                  c. Governing Law. This Agreement shall in all respects be governed by and interpreted, construed and enforced in accordance with the laws of the State of New York.

                  d. Assignment. Neither party may not assign this Agreement without the prior written consent of the other; however, this Agreement may be assigned to any party acquiring substantially all of the assets or stock of such party.

                  e. Counterparts. This Agreement may be executed by facsimile and in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

                  f. Force Majeure. No delay or failure of either party to perform any of its obligations under the Agreement shall be considered a breach of this Agreement if it results from any cause beyond its control including, without limitation, any act of God, earthquake, hurricane, flood, fire, natural catastrophe, severe weather, public emergency, accident, riot, civil commotion, insurrection, equipment or system failure or changes in any federal, state, or local laws, statutes, rules, regulations, or ordinances or other action of any governmental authority having jurisdiction.

                  g. Severability. Any determination by any court of competent jurisdiction of the invalidity any provision of this Agreement shall not effect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as valid under applicable law.

                  h. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing, and shall be deemed to be given when delivered in person, or when sent by facsimile (with receipt confirmed), or on the first business day after posting thereof with a nationally recognized overnight courier to the address set forth in the initial paragraph hereof.


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                  i.    Entire Agreement. This Agreement sets forth the entire
                        agreement of the parties with respect to the subject matter hereof.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.



TRAFFIX, INC.                         NAVIANT MARKETING SOLUTIONS, INC.

By: /s/ Andrew Stollman               By: /s/ James M. Flynn
    ----------------------------          -----------------------------
Name:                                 Name:
     ---------------------------           ----------------------------
Title:                                Title:
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